UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT

(Amendment No. 1)

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2008

NEVSTAR CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-21071	88-0309578
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

123 Chuangye Road

Haizhou District

Fuxin City, Liaoning

People’s Republic of China, 123000

(Address of Principal Executive Offices)

(86) 418-3995066

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A is being filed by Nevstar Corporation (the “Company”) as Amendment No. 1 to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008 (the “Original Filing”).  The Company is filing this Amendment No. 1 to provide the Company’s audited financial statements for fiscal year 2007, and to add and amend the disclosure reported under Items 1.01, 2.01 and 3.02 of the Original Filing, which are restated below in their entirety.  All disclosure provided in this Amendment No. 1 is as of the date of the Original Filing.  The Company has not updated the disclosure to reflect any recent development.  Reference is made to filings made by the Company with the Securities and Exchange Commission since the date of the Original Filing, which may contain more updated disclosure about the Company.

USE OF DEFINED TERMS

Except as otherwise indicated by the context, references in this Report to:

  "Nevstar," "the Company," "we," "us," or "our," are references to the combined business of Nevstar Corporation, and its subsidiaries Dollar Come Investments Limited, Fuxin Hengrui Technology Co., Ltd., Fuxin Xianheng Float Glass Co., Ltd., and Fuxin Hengrui Tianyuan New Energy Sources Co., Ltd.;

  "Dollar Come" refers to Dollar Come Investments Limited, a British Virgin Islands corporation and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;

  "Fuxin Hengrui" refers to Fuxin Hengrui Technology Co., Ltd, a PRC corporation and our indirect, wholly-owned subsidiary;

  "Fuxin Xianheng" refers to Fuxin Xianheng Float Glass Co., Ltd, a PRC corporation and our indirect, wholly-owned subsidiary;

  "Fuxin Tianyuan" refers to Fuxin Hengrui Tianyuan New Energy Sources Co., Ltd., a PRC corporation and our indirect, majority-owned subsidiary;

  "China," "Chinese" and "PRC," refer to the People’s Republic of China;

  "BVI" refers to the British Virgin Islands;

  "RMB" refers to Renminbi, the legal currency of China;

  "U.S. dollar," "$" and "US$" refer to the legal currency of the United States;

  "Securities Act" refers to the Securities Act of 1933, as amended; and

  "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2008, we entered into a share exchange agreement with Dollar Come and all of the stockholders of Dollar Come (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, on March 31, 2008, the stockholders of Dollar Come transferred all of the shares of the capital stock of Dollar Come held by them, constituting all of the issued and outstanding stock of Dollar Come, in exchange for 23,751,710 newly issued shares of our common stock that, in the aggregate, constitute 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of such exchange.  As a result of this transaction, 25,001,800 shares of our common stock are currently issued and outstanding.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement which is included as Exhibit 2.1 of this Current Report and is incorporated by reference herein.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 31, 2008, we completed an acquisition of Dollar Come pursuant to the Share Exchange Agreement.  The acquisition was accounted for as a recapitalization effected by a share exchange.  Dollar Come is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on March 31, 2008, we acquired Dollar Come in a reverse acquisition transaction.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of Dollar Come, except that information relating to periods prior to the date of the reverse acquisition only relate to Dollar Come unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Our Corporate Structure

We are a Nevada holding company for several direct and indirect subsidiaries in the BVI and China. Our principal operations in China are conducted through Fuxin Hengrui, Fuxin Xianheng and Fuxin Tianyuan.  Dollar Come has no active business operations other than its ownership of Fuxin Hengrui and Fuxin Xianheng.  Fuxin Hengrui was incorporated in China in September 2002 and is now 100% owned by Dollar Come. Fuxin Xianheng was incorporated in April 2004 and is now 75% owned by Fuxin Hengrui and 25% owned by Dollar Come.  Fuxin Tianyuan was incorporated in May 2006 and is 70% owned by Fuxin Hengrui.

The following chart reflects our organizational structure as of the date of this Report.

Our Corporate History

We were incorporated on December 2, 1993 in the State of Nevada under the name of Mesquite Gaming Corp.  The Company was formed to acquire, develop, construct, own and manage hotel/casino projects. On July 1, 1998, the Company opened for business and began receiving revenues from operations.  On December 1, 1999, the Company filed a voluntary petition for relief under Chapter 11 in the United States Bankruptcy Court, District of Nevada (the “Bankruptcy Court”) and acted as debtor in possession.  On July 10, 2000, the Company again filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court and acted as debtor in possession.  On September 6, 2005, the Bankruptcy Court issued a final decree in the Chapter 11 proceedings, formally removing the Company from the oversight of the Bankruptcy Court and ending all bankruptcy proceedings.

On October 11, 2005, the Company entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”) pursuant to which the Company sold 250,000 newly issued, restricted  post-reverse split shares of its common stock to HFI for gross proceeds of $75,000.  The Company relied upon Section 4(2) of the Securities Act, for an exemption from registration of these shares.  As a result of this transaction, HFI became the Company’s controlling stockholder, owning approximately 59.6% of the 419,436 issued and outstanding shares of the Company’s common stock.

On November 17,  2006, the Company sold to HFI 723,641 shares of restricted common stock for $217,092.30 or $.30 per share.  The transaction was effected  pursuant to the terms of a stock purchase agreement entered into by the Company and HFI on November 17, 2006.  The purchase transaction was effected without registration in reliance upon Section 4(2) of the Securities Act. The form and terms of the stock purchase agreement were agreed upon as part of the October 2005 change in control transaction as disclosed in the Company’s Current Report filed with the SEC on October 12, 2005.

On November 17, 2006, the Company entered into a settlement and stock issuance agreement with W/F Investment Corp. (“W/F”), a shareholder of the Company, pursuant to which it paid to W/F the amount of $100,000 and issued to W/F 107,000 shares of restricted common stock in settlement of the Company’s $501,945.66 debt obligation to W/F. The form and terms of the agreement were agreed upon as part of the October 2005 change in control transaction as disclosed in the Company’s Current Report filed with the SEC on October 12, 2005.

 The Company’s emergence from Chapter 11 of Title 11 of the United States Code on November 22, 2002 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value- resulting in a fresh start,  creating,  in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, has  no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in Statement of Financial Accounting Standard No. 7, as amended.

On March 31, 2008, we completed a reverse acquisition transaction through a share exchange with Dollar Come whereby we issued to Money Victory Limited, Win-Win Global Investments Inc. and a trust beneficially holding shares of Dollar Come for 202 individuals located in the PRC who were the former shareholders of Dollar Come, an aggregate of 23,751,710 shares of our common stock, in exchange for all of the issued and outstanding capital stock of Dollar Come. Dollar Come thereby became our wholly owned subsidiary and Ms. Lin Tan, Ms. Hong Tan and Ms. Yan Tan, owners of Money Victory Limited and Win-Win Global Investments Inc. became our controlling stockholders.  We plan to amend our articles of incorporation to change our name from “Nevstar Corporation” to “Golden Elephant Glass Technology, Inc.”

Background and History of Dollar Come and Fuxin Hengrui

Dollar Come Investments Limited was incorporated in the BVI in February 2004.  Fuxin Hengrui was incorporated in China in September 2002 and is now 100% owned by Dollar Come.

Acquisition of Dollar Come

On March 31, 2008, we completed a reverse acquisition transaction with Dollar Come whereby we issued to the shareholders of Dollar Come 23,751,710 shares of our common stock in exchange for all of the issued and outstanding capital stock of Dollar Come.  Dollar Come thereby became our wholly owned subsidiary and the former shareholders of Dollar Come became our controlling stockholders.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of an information statement (the “Information Statement”) to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about March 31, 2008.  Lihui Song was appointed as our director effective upon the closing of the reverse acquisition.  In addition, our executive officers were replaced by the Fuxin Hengrui executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Dollar Come as the acquirer and Nevstar Corporation as the acquired party.  When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Dollar Come on a consolidated basis unless the context suggests otherwise.

Business Overview

We are a leading China-based float glass manufacturer.  Our product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products such as mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquered glass and similar products.  We have been manufacturing our glass products from our production facility in Fuxin City, Liaoning Province, China since 2002 and sell our products to end users in China, Asia, Europe, South America and South Africa.  We ranked second in the Northeast China glass market based on sales revenues and production capacity in 2006 according to a report issued by China Construction Products Quality Supervision Association.

We design, develop, manufacture and market our products for use in a variety of end products, including automobiles, commercial and residential buildings, construction materials, furniture and display cases, lighting fixtures and decorative glass artwork, bath fixtures and electrical household appliances, such as refrigerators and microwave ovens.  We sell our products to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods, both directly and through a broad distributor network.  Our major customers and suppliers include Anshan Xingsheng Glass Distribution Office, Fuxin Economic and Technological Development Zone Guangyao Materials Center, Guangzhou Jingyao Glass Co., Ltd., Jilin Hongda Industrial Co., Ltd., Hengrui Wooden Cases Factory, Fuxin Laixi Commerce and Trade Co., Ltd. and Fujian Chengda Glass Trade Co., Ltd.

Our glass and glass products are manufactured in a broad range of colors and specifications which are usually measured by thickness and width and range between 2-23 millimeters in thickness and 3,300 millimeters in width.  Our glass products are marketed primarily under the “Golden Elephant” brand name. Our total annual production capacity of our glass products is currently 4.95 million weight cases and we maintain two production lines which have an aggregate daily melting capacity of over 800 tons.

Due to our focus on research and development and use of technologically advanced production methods and our utilization of cost efficient raw materials, we have become a low cost provider of high quality products.  Our glass products have been given a GB 11615-199 certification by the Chinese National Quality Standards for glass products and passed the annual inspections conducted by Chinese National Glass Inspection Committee since 2004. Our products also have been certified by ISO 9001-2000, a Chinese Quality System and ESC certification, a European Quality Certification for construction products, with the valid term from March 24, 2007 to March 24, 2010.  We transport our products by train and expressway.

Our sales revenue increased from $24.58 million in 2005 to $48.13 million in 2007 and our net income increased from $457,798 in 2005 to $6.86 million in 2007.

Our Industry

Overview of Global Glass Industry

The glass market is a basic raw material industry which accounted for approximately $46 billion in global sales during 2006 according to Analyzed Report on Investment and Development of Chinese Glass Industry (2006-2007).

In 2005, the global market for flat glass was approximately 40 million tons according to a 2006 report issued by the Pilkington Group.  Demand for high quality float glass was approximately 25 million tons, demand for  sheet glass was three million tons, demand for rolled glass was two million tons and the remaining 11 million tons represented demand for lower quality float glass.  Approximately 70% of this tonnage is used in the construction industry, 10% is used in the automotive industry and 20% is used in furniture and other interior applications.

Global demand for flat glass is expected to rise 5.2% annually through 2010 with the strongest gains in fast developing regions such as greater Asia, especially China and India.  Much of this growth is expected to be driven by the construction and automotive industries and also by legislation and regulations concerning safety, noise reduction and the response to the growing need for energy conservation.

Approximately three-quarters of the demand for glass is generated by Europe, China and North America and four companies -- NSG/Pilkington, Saint-Gobain, Asahi and Guardian -- produce approximately 67% of the high quality float glass, which is rapidly replacing lower quality float and sheet glass.

Overview of Chinese Glass Industry

China’s importance as a producer and consumer of glass and glass products has been swiftly growing since the 1990s as its economy has opened and become more developed and vibrant.  China currently accounts for over 33% of the world glass demand, up from approximately 20% just a decade ago.

In 2005, China produced approximately 19 million tons of flat glass, representing over 40% of the total worldwide output.  The glass industry in China, however, experienced a cyclical downturn in recent years lasting through the end of 2005 as a result of a challenging regulatory environment, increased raw material costs and higher manufacturing costs.  Industry wide sales revenue reached RMB 30.2 billion in 2005, an increase of 12.6% over 2004; however production costs during the same period rose by 28.23%, resulting in a 68.2% decrease of net income as compared with 2004.

Based on the continued growth rate in the Chinese gross domestic product, the rapid industrialization, urbanization and construction of new rural areas of Chinese and the extensive use of energy-saving glass, we believe that the glass industry will rebound measurably.  This recovery is also predicted in the “Eleventh Five-year Plan” which estimates domestic demand for flat glass will grow from 365.7 million weight cases in 2005 to approximately around 520 million weight cases in 2010.

We believe that recovery of the glass industry in China also is marked by the following factors:

  Chinese demand for high quality float glass is growing at the rate of 10% per annum, but the number of western style production lines for these products remains low in China.

  Oversupply of glass has slowed considerably with output amounting to 405 million weight cases in 2006, matching the approximate 10% growth in demand.

  The price of float glass stopped declining and recovered in the second half of 2006 with prices up about 2% in the first quarter of 2007 as compared to the fourth quarter of 2006.

  The price of raw materials used in the glass production industry, particularly heavy oil and pure alkali, have declined dramatically since the second half of 2006, approximately 16.72% and 27.72%, respectively.

  Net profits in the glass industry reached RMB 97.27 million during January-February 2007 as compared to an overall RMB 440 million loss during the same period of 2006.

Growth of the Chinese Glass Industry

We believe that both production and demand for glass and glass products will continue to grow in China and abroad over the next five years at a rate of 10% due to the following factors:

  The domestic glass industry can capitalize on China’s overall GDP growth. According to the Eleventh Five-Year Plan for National Economic and Social Development, Chinese GDP is expected to maintain an annualized growth rate exceeding 8%. This overall economic growth is driven largely by the construction and automotive industries which are the two largest consumers of our products. We believe that continued demand by these and other industries as well as the rapid industrialization, urbanization and construction of new rural areas of our country will create growth opportunities for us.

  Industry Shift. For a variety of reasons, China is becoming a leading industrial and manufacturing center. There is a global trend towards moving manufacturing operations from countries where manufacturing costs are generally higher to countries such as China, where the manufacturing costs are generally lower. More foreign multinational companies are entering the Chinese market to manufacture their goods which affords us greater opportunity to sell our products to them. We believe that this trend of large multinational companies seeking to produce their products in China will benefit us.

  Development of a Global Marketplace. In connection with China’s entry into the World Trade Organization in 2005, trade barriers affecting the glass industry were eliminated and Chinese glass manufacturers were afforded a worldwide market. In 2005, exports of glass from China grew from 188 tons in 2005 to 254 tons in 2006, representing a 35.4% growth rate. While the growth rate may not reach historic level, we believe that Chinese glass manufacturers have a significant opportunity to satisfy demand in the global market.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively in and to capitalize on growth of the glass industry in China:

  Leading market position. In 2006, we ranked second in Northeast China in the glass market in terms of sales revenue and production capacity.

  Possession of developed industrial technologies. We believe that we are the first China-based manufacturer capable of producing ultra-clear glass using self-developed technologies. We also developed a proprietary synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for 65 tons of heavy fuel oil per day.

  Highly experienced and incentivised research and development team. We have a R&D department composed of 32 engineers with years of experiences. We are committed in developing new products, we generally launch a new product every 6 months.

  Capacity to produce a broad product mix. We have production lines for daily melting capacity for 500 tons of high quality float glass and 300 tons of high quality, ultra-clear and colored float glass, and we also have processing line for mirrors and processing equipment for other glass products such as insulating glass, tempered glass and laminated glass.

  Low cost, high quality products. We focus on manufacturing and selling high quality glass at competitive prices. We believe we have price advantage over most of our competitors.

  Long-term relationships. Approximately 90% of our products are sold through a broad network of distributors with which we have had long standing relationships.

Our Growth Strategy

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

  Leverage strength of specialty product lines. We believe that the market for ultra-clear float glass will grow at a compound annual growth rate of 24% through 2010 based on estimated growth rates for lighting products, showcases, decorative crystal artwork, bath fixtures, household appliances, decorative building materials and solar panels. We intend to leverage our capabilities in producing specialty float glass and capitalize on the expected demand from manufacturers of these end products.

  Minimize adverse fluctuations in raw material costs. We intend to control our raw material costs by developing in-house capabilities for sourcing key raw materials and by establishing long-term commitments with suppliers for future expected raw material requirements.

  Increase production and glass processing capacity. We intend to expand our production and glass processing capacity by increasing and enhancing our production lines and equipment and by expanding our product mix.

  Strengthen our research and development capabilities. We plan to invest in personnel, technology and equipment to further improve our research and development capabilities. We expect that this investment will contribute to our ability to further control our production costs and develop new high quality products.

  Capitalize on positive reputation and expertise. We hope to continue new product development while leveraging our strong customer relationships as a means of cross-selling our new products. We also plan to apply our existing technical and manufacturing expertise to develop innovative new product lines.

Our Operations

Our core product lines can be categorized as float glass products, consisting primarily of flat glass and specialty float glass products which are produced using the float glass methodology.  The float methodology is currently used to manufacture virtually all of the flat glass in the world.

This manufacturing process produces a flat sheet of glass and consists of the following six essential steps:

(1)

Batch mixing.  The raw materials (silica sand, soda ash and dolomite/limestone) are weighed and mixed and placed into a high temperature furnace where they are melted at 1500° C into molten glass.

(2)

Float bath.  The molten glass mixture then is directed to a pool of liquid tin on which the molten glass “floats” while hardening.  The glass, which is viscous, and the tin, which is fluid, does not mix and the contact surface between these two materials is perfectly flat.

(3)

Coating. At this stage, specialized metal oxides coatings can be applied to the glass surface while the glass is still hot in the annealing lehr in order to improve its performance or enhance its appearance.

(4)

Annealing.  Whether or not the molten glass is coated, the molten glass is slowly cooled or “annealed” as its passes into an annealing chamber called a lehr.  Here it is cooled at controlled temperatures, until it is essentially at room temperature.

(5)

Inspection.  Next the glass is inspected to ensure that is meets specifications and quality requirements.

(6)

Cutting and Shipping.  Finally, the float glass is then cut into large standard sheets or cut to size depending on its intended use and is ready to be shipped.

A description of the uses of our float glass and our products benefits are as follows:

Heavy Float Glass.  Our heavy float glass products, which are available in a variety of sizes, are manufactured based on our customers’ desired performance specifications with respect to thickness and tolerance, total weight, energy efficiency and light transmittance.  Our products are designed to control energy usage, provide thermal insulation and a noise barrier as well as afford safety and security.  Heavy float glass products are used in a wide variety of products including windows, doors, skylights, shelving, tabletops, and automotive applications.

Ultra-Clear Glass and Colored Float Glass.  Our Ultra-Clear float glass products are produced to have a higher percentage of light transmittance of up to 91.87% (as compared to 80-85% in our heavy float glass products) which results in glass product with enhanced clarity and greater translucence.  This product line is designed to offer functional benefits in addition to aesthetic benefits, such as color, shaping, patterns and texture. Ultra-Clear Glass is used to produce high end products such as luxury chandeliers and artificial crystal crafts.

Specialty Glass Processed Products.  Using a variation on the standard float glass production methodology, we manufacture and sell specialty float glass products which include mirrors, tempered glass, insulated glass, laminated glass, lacquerd glass, etc.

Manufacturing Facilities

Our primary manufacturing facility is located in Fuxin City in the Liaoning Province, China.  Our goal has been to construct manufacturing facilities which operate at peak efficiency while maintaining high workplace safety and environmental compliance standards.

As of December 31, 2007, we had 436 employees currently working at our two float glass production lines and various production equipment.

We own one production line which became operative in August 2003 and has daily melting capacity of  500 tons.  We leased another production line from the liquidation committee of Fuxin Guangya Flat Glass Co. Ltd with a term ending on the earlier of (i) ten years starting from August 25, 2004; or (ii) the closing date of the liquidation process for Fuxin Guangya Flat Glass Co. Ltd.  We upgraded this production line and it went into operation in September 2005.  The production line has a daily melting capacity of 300 tons and up to 1.65 million weight cases production capacity of ultra-clear and colored float glass annually.  Our production lines are designed to operate continuously, 365 days per year, throughout a 6 to 10 years initial operating life. Float lines are normally capable of several campaigns after the initial operating life following major repair and upgrade programs.  Our capital expenditures for these production lines have been over $35 million.

Our production lines operate on 3 eight-hour shifts per day over a 7-day work week.  Full utilization of our assembly lines is defined on this basis, and overtime production may result in utilization rates exceeding 100%.  Our average utilization rate during 2006 and 2007 has been 100% and 100%, respectively.

We also maintain a mirror processing line and processing equipment used to produce mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquerd glass and other processed glass products.

Raw Materials

The primary raw materials and components we use to produce our glass and glass products are pure alkali, heavy oil, sandstone, silica sand, dolomite/limestone, 520 Fuel Slurry and mirabilite.  We also have high energy requirements due to the extreme nature of the production process.  Our primary raw material account for approximately 37% of our total production costs and fuel and energy account for approximately 46% of total production costs.  We attempt to source our raw materials locally or regionally in order to maintain quality control and minimize transportation costs.

Recently, we developed a proprietary synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for 65 tons of heavy fuel oil per day, thereby creating for us significant cost savings for us.  We expect that the use of 520 Fuel Serum will result in annual cost savings of approximately $4 million annually or 8%, as a percentage of sales revenue.

Our Suppliers and Supplier Arrangements

We purchase the majority of our raw materials from suppliers located in China who are able to furnish us raw material that meet our quality standards and terms of delivery. We utilize local suppliers in close proximity to us, typically within 150 kilometers of our manufacturing facilities, in order to closely supervise their activities and monitor quality.  If geographically proximate suppliers continue to be able to provide high quality raw materials and components to us, we intend to continue to source our raw materials and components from them to take advantage of lower shipping costs and favorable quality control capabilities.  Our suppliers must meet our quality standards and delivery requirements consistently to remain on our approved supplier list. We utilize at least three suppliers for each major raw material and we order from each of them in order to avoid dependence on specific major suppliers. If a supplier furnishes suboptimal materials to us or is repeatedly late in deliveries, we remove them from our approved supplier list.

We typically purchase raw materials and components from our suppliers on credit, with terms requiring payment within 90 days following the delivery of the raw materials or components. When we purchase raw materials and components from PRC suppliers, we are able to pay in Renminbi.

Our largest suppliers in terms of annual cash expenditures through December 31, 2007 are Shandong Haihua Co., Ltd., Dalian Chemical Group Co. Ltd., Ruicheng Economic and Trade Company of Dalian Bonded Area, Erdos Mengxing Chemical Co. Ltd. and Panjin Guangda Liquid Ammonia Distribution Station, which collectively accounted for approximately $13.9 million in expenditures in 2007.

Our Distributors and Customers

We sell approximately 90% of our glass products through various regional distributors in China.  We have established and maintained long term relationships with major distributors who we believe have local business experience and established regional sales networks.   For the year ended December 31, 2007 and 2006, approximately 67.2 % and 75% of our sales revenue came from our top ten distributors.  In 2007, our biggest customer Anshan Xingsheng Glass Distribution Office accounted for approximately 15.8% of our total sales revenue. No other customers accounted for more than 10% of our sales revenue in 2007.

Sales and Marketing

As of December 31, 2007, our sales department consisted of twelve employees, each of whom assigned to be in contact with our primary distributors.  Members of our sales team generate sales leads by contacting prospective distributors directly and by attending industry trade shows and exhibitions. In addition, we utilize internet to advertise and introduce ourselves to overseas potential customers and established agent sales network in Africa, Korea, Russia and mid-east area.  We are also developing our sales networks in China by establishing warehouses in many major cities to reduce intermediary costs, improve profit margin and introduce our new products . We utilized the new marketing strategy in Dalian which proved to be successful.

Competition

Our experience is that the global glass manufacture industry is dominated by several major global manufacturers and then becomes extremely fragmented with numerous smaller regional manufacturers.

Our major international competitors are NSG/Pilkington Group Limited, Saint-Gobain, Asahi and Guardian, which manufacture nearly 70% of the glass produced in the world, have more resources and greater brand recognition than we enjoy.  While our resources may not be as great as our larger competitors, we believe our product quality, sales network, and sales and distribution network in China are superior.

We also compete with approximately 300 small-sized, local Chinese glass manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects or an enhanced ability to customize products to a regional industry sector.  Our major competitors in China include Shandong Jinjing Science & Technology Stock Co., Ltd., CSG Holding Co., Ltd, Luoyang Glass Company Limited.

Intellectual Property

Our goal is to utilize our intellectual property to provide us with a competitive advantage or significant cost savings.

Our subsidiaries, Fuxin Tianyuan holds two utility model patents and three invention patent applications pending registration and Fuxin Hengrui holds one invention patent application pending registration which relate to the development and application of its synthetic fuel oil called 520 Fuel Serum. Fuxin Hengrui also registered the trademark “Golden Elephant” in Chinese characters for various glass products and filed the trademark application for “Golden Elephant” in English characters on January 28, 2008 which is pending registration with the Trademark Office of the State Administration of Industry and Commerce of China.  In the future, we will seek protection of our intellectual property where we believe there to be strategic importance in doing so.

We cannot give any assurance that the protection afforded our intellectual property will be adequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Properties

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 134,318.5 square meters of land located in the Glass Industrial Park at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. We also have 21 properties located at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. The land use rights will expire on September 18, 2052. We have placed mortgages on the land and 19 properties to secure certain bank loans for an amount up to approximately $8.3 million.

We also lease land use right for 108,068 square meters and 42 properties (aggregated surface of 22,470.22 square meters) from Fuxin Guangya Flat Glass Co. Ltd.  We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

Dongfang Company which is owned by our majority stockholder Ms. Lin Tan transferred some properties including a hotel and some villas to Fuxin Hengrui to be used as collateral for a bank loan.  In March 2008, Fuxin Hengrui transferred the properties back to Dongfang Company after the bank loan was repaid.

Environmental Matters

During the glass production, there are unavoidable emissions of sulfur oxide and other exhaust gases and by-products which can be environmentally harmful.  Our goal is to maintain an environmentally conscious operation so we have sought to develop, promote and utilize new technologies and techniques that minimize the environmentally harmful effects of exhaust gas from our melting kilns. In order to minimize the negative effect of these substances on the environment, China also has adopted strict environmental standards for these emissions and discharges of environmental pollutants.  Accordingly, our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials.  We also are subject to periodic inspections by local environmental protection authorities.  Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. Environmental approval is currently pending with Fuxin authorities.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period unto 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate for 134,318.50 square meters of land located in the Glass Industrial Park, 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China.

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, FIEs may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of December 31, 2007, we employed 436 full-time employees.

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 20% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Seasonality

Our Company’s  business is seasonal,  with the highest proportion of sales and operating income being generated in the second and third quarters of each year, with lesser sales and operating income being generated in the first and fourth quarters of each year.  Our working capital requirements fluctuate during the year, increasing substantially  during the first and fourth quarters as a result of lower demand for glass products due to the curtailment of construction works in winter season.

Insurance

We maintain property insurance for our premises located at Fuxin, China where our main production facilities are located. The aggregate maximum amount covered by our insurance policy is up to RMB 83 million (approximately $11 million). We also maintain property insurance for our automobiles. We do not maintain business interruption, product liability insurance or key-man life insurance.  We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China.  However, we cannot ensure that our existing  insurance policies are sufficient to insulate us from all loses and liabilities that we may incur.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our business will be harmed if the glass industry in China, which has experienced oversupply problems for several years, does not realize an increase in demand at the pace we expect.

Historically, the glass industry has been characterized by wide fluctuations in the demand for, and supply of, glass and glass products.  As recently as 2005 and 2006, these fluctuations have resulted in the glass supply, especially supply of low cost and low quality glass, greatly outpacing demand for these products negatively influencing the high quality flat glass market. Within the past two years, more than 300 flat glass production enterprises have commenced business. Most of the newly established glass production enterprises are smaller businesses using outdated technologies to produce low quality flat glass.  Currently, the demand for high quality float glass is considerable and over 60 new float glass production lines have become operable in China, producing float glass with higher quality, consequently supplanting the demand imported high quality float glass. The demand for high quality float products is increasing and China is starting to regulate low quality glass production factories thereby creating a more favorable competitive environment. Therefore, we believe that the glass industry is demonstrating signs of recovery.  Nevertheless, any prolonged oversupply of glass could result in severe downward pricing pressure on glass manufacturers and impair our profitability.

Our revenue will decrease if the construction and building materials, automotive or electrical household appliance industries experience a downturn.

Our glass and glass products serve as key components in construction and building materials, automobiles and electrical household products.  Therefore, we are subject to the general changes in economic conditions affecting these segments of the economy.  Demand for the products using our glass and, consequently, demand for our glass products is typically affected by a number of economic factors, including, but not limited to, consumer interest rates, consumer confidence, retail trends, construction of commercial and residential building, and the level of mortgage financing.  If there is a decline in economic activity in China and the other markets in which we operate or a decrease of sales of construction materials, automobiles or electrical household appliances, demand for our glass and glass products will decline and our revenue will decrease.

The glass manufacturing industry is particularly sensitive to negative macroeconomic conditions which could pose complications for our business and harm our profitability.

Like other suppliers of raw materials, glass manufacturers are particularly dependent on general economic conditions, performance in other industry segments, labor costs, import duties and tariffs, competition and currency exchange rates.  These macroeconomic factors have historically resulted in wide fluctuations in the glass manufacturing industry both in China and globally.  In our case, future economic downturns, stagnant economies or currency fluctuations, in China or globally, could decrease the demand for glass or glass products or increase the amount of imports of glass and glass products into China.   Our sales, margins and profitability will be harmed under such circumstances.  In addition, the glass manufacturing industry is highly reliant upon energy generally and heavy oil in particular, which is the core fuel used in the production of flat glass.  With the price of heavy oil escalating worldwide, our manufacturing costs likewise rise thereby jeopardizing our profitability and financial performance.

Approximately 62.7% of our sales revenues were derived from our ten largest customers in 2007 and any reduction in revenues from any of these customers would reduce our revenues and net income.

While we have over 50 active distributors and customers, approximately 67.2% of our sales revenue in 2007 came from our top ten customers, with Anshan Xingsheng Glass Distribution Office and Fuxin Economic and Technological Development Zone Guangyao Materials Center alone accounting for approximately 39% of our sales revenue in 2006 and 23.3% in 2007.  While we are working on expanding our customer base to reduce our reliance on any single customer, if we cease to do business at or above current levels with Anshan Xingsheng Glass Distribution Office and Fuxin Economic and Technological Development Zone Guangyao Materials Center or with any other large distributors or customers which contribute significantly to our sales revenues, and we are unable to generate additional or substitute sales revenue, our net income would decline considerably.

Our business is seasonal and if we fall significantly short of our anticipated earnings the first and fourth quarters, it will significantly decrease the working capital available to us which may  adversely  affect our purchasing abilities.

Our Company's  business is seasonal, with most of our of sales and operating income being generated in the second and third quarters of each year, lesser amounts in the first and fourth quarters of each year.  Our working capital requirements fluctuate during the year with increased working capital demands and constraints during the first and fourth quarters as a result of this seasonality. If we fall significantly short of our anticipated earnings in either the first or fourth quarters, it will decrease the working capital available to us in such quarters.  Due to limitations on borrowing levels, a decrease in working capital may adversely affect our purchasing abilities which would have a material adverse effect on our revenues.

Leased properties and production lines may be terminated due to unexpected reasons.

One of our major production lines with the melting capacity of 300 tons and certain properties were leased from third party. If the leasor terminates the lease or if there is other interruptions for the lease, it may adversely affect our production.

Our strategy focuses on the development and sale of specialty glass products so our financial results will be negatively  affected if we cannot timely develop these products or incorrectly gauge the potential market for them.

We believe that the demand for specialty glass products is presently growing at a faster pace than demand for common float glass.  Accordingly, our future research and development initiatives and manufacturing efforts will be focused on expanding our product offerings in the specialty glass product segments.  We may not be able to develop these products in time to meet market demand and our sales revenue may not grow at expected rates in these new product lines.  We also may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by new specialty glass product lines.

Competition in the glass manufacturing industry in China and elsewhere is intense.

We compete with approximately 300 small-sized, local Chinese glass manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects and lower production and raw material costs.  Our major international competitors are NSG/Pilkington Group Limited, Saint-Gobain, Asahi and Guardian, manufacture nearly 70% of the glass produced in the world and have more resources and greater brand recognition than we enjoy.  While our resources may not be as great as our larger competitors, we believe our product quality and sales and distribution network are superior in China and in the global mid- and lower quality glass markets.  If our competitors are able to gain greater market share or improve their sales efforts, our sales may decrease, we may be forced to lower our prices, or our marketing costs may increase, all of which could negatively impact our financial results.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our glass manufacturing operations depend heavily on the availability of various raw materials and energy resources.  The mix of raw materials used in the production of flat glass, which is known as the batch, is mainly composed of three components: silica sand, soda ash, dolomite/limestone, and mirabilite which represent 99% of all raw materials used in the production of glass.  Silica sand is the main component constituting about 72% of the batch weight and soda ash represents about 16% of the batch weight, but is one of the most expensive raw materials used accounting for approximately 60% of the batch cost.  The fuel costs in our manufacturing operations, particularly heavy oil and electricity, account for over 40% of total manufacturing costs.   The availability of raw materials and energy resources may decrease and their prices may fluctuate greatly.  We have long-term relationships with several suppliers; however, if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products.  This could result in a decrease in profit and damage to our reputation in our industry.  In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all.  Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.  Additionally, certain of our supply contracts are for fixed prices.  Although we currently benefit from favorable pricing in some of these supply contracts, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices, and our profit margins may suffer.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

A float glass for about 500- ton melting capacity facility is highly capital intensive, typically costing between $40 million to $90 million depending on size, location and product complexity.  Once operational, it is designed to operate continuously, 365 days per year, throughout a 8 to 10 years initial operating life.  Float lines are normally capable of several campaigns after the initial operating life following major repair and upgrade programs.  We believe that our current cash, cash flow from operations and the proceeds from bank loans will be sufficient to meet our present and reasonably anticipated capital and capital expenditure needs given the current state of our production lines for the marketing of the products.  We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our specialty float glass manufacturing capacity or other investments or acquisitions we may decide to pursue.  If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities.  The sale of additional equity securities could result in dilution to our stockholders.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations.  Financing may not be available in amounts or on terms acceptable to us, if at all.  Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Lihui Song, our Chairman and Chief Executive Officer and Qiang Hao, our Chief Financial Officer.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We face risks associated with future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the products we offer to our existing target customer base, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets.  In the future, we may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all.

If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction. Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process.  The successful integration of these companies and any other acquired businesses require us to:

  integrate and retain key management, sales, research and development, production and other personnel;

  incorporate the acquired products or capabilities into our offerings from an engineering, sales and marketing perspective;

  coordinate research and development efforts; integrate and support pre-existing supplier, distribution and customer relationships; and

  consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Geographic distance between business operations, the compatibility of the technologies and operations being integrated and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Our focus on integrating operations may also distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts. If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results.

Our acquisition strategy also depends on our ability to obtain necessary government approvals, as described under “—Risks Related to Doing Business in China— We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

Our glass production lines are extremely specialized and depend on critical pieces of equipment, such as melting furnaces, float baths, cooling lehrs and cross cutters.  We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because this machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay.  On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production.  Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions.  Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows.  Although we have business interruption insurance, we cannot provide any assurance that the insurance will cover all losses that we experience as a result of the equipment failures.  In addition, longer-term business disruption could result in a loss of customers.  If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

Exporting our glass products  outside of China is a core component of our overall growth strategy, which could subject us to various economic, political, regulatory, legal and foreign exchange risks.

We currently sell most of our glass in China, but have also exported our float glass products to Asia, Europe, South America and South Africa .  Our overseas sales accounted for 16.88% of our total sales in 2006 and 5.6% in 2007.  We plan to selectively enter international markets in which an opportunity to sell our products has been identified. The marketing, distribution and sale of our products overseas expose us to a number of risks, including:

  fluctuations in currency exchange rates;

  difficulty in designing products that are compatible with product standards in foreign countries;

  greater difficulty in accounts receivable collection;

  increased marketing and sales costs;

  difficulty and costs of compliance with foreign regulatory requirements and different commercial and legal requirements;

  an inability to obtain, maintain or enforce intellectual property rights in foreign countries;

  changes to import and export regulations, including quotas, tariffs and other trade barriers;

  delays or difficulties in obtaining export and import licenses;

  repatriation controls on foreign earnings and currency conversion restrictions; and

  difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets.

If we cannot effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn hamper our business, financial condition and prospects.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and efficient manufacturing processes and innovative products and product improvements.  For instance, we developed a proprietary synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for 65 tons of heavy fuel oil per day, thereby creating for us significant costs savings.  We maintain two utility model patents and four invention patent applications pending registration with Chinese Patent Office and one registered trademark and one trademark application pending registration with Chinese Trademark Office as intellectual property assets and we believe that the protection of our intellectual property will become increasingly important to our business.  Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries.  We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As a manufacturing company, we face serious challenges in supply chain management for raw materials and delivery of our products.  Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery.  In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price.  Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

If our customers and/or the ultimate consumers of products that use our glass or glass products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our glass and glass products are widely applied in the manufacturing of many products, including automobiles, construction materials, furniture and display cases, electrical household appliances, lighting fixtures and decorative glass artwork.  Significant property damage, personal injuries and even death can result from malfunctioning products.  If our glass is not properly manufactured or installed and/or if people are injured as a result of our products, we could be subject to claims for damages based on theories of product liability and other legal theories in some jurisdictions in which our products are sold.  The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages.  We do not have product liability insurance.  The publicity surrounding these sorts of claims is also likely to damage our reputation, regardless of whether such claims are successful.  Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

Our products may become subject to recall in the event of defects or other performance related issues.

Since we furnish our glass and glass products to participants in the automotive industry, we are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect.  Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our glass and glass products have not been the subject of an open recall.  If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and our distributor or customer.  As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Ms. Lin Tan is the indirect, beneficial owner of approximately 62% of our common stock.  As a result, she has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

In recent years, the glass industry has become more heavily regulated, particularly from an environmental perspective due to the use of heavy oil in the production process.  In addition, our business is subject to health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.  New regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could cause damage to our business.   We have applied to the PRC authorities for an environmental approval certificate.  If we fail to obtain that certificate in a timely manner or at all, our business will be harmed.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our glass manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations.  Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business.  As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We do not have any independent directors and there is no assurance that any independent directors will be appointed or what their qualifications may be if they are appointed.

Mr. Lihui Song, our Chief Executive Officer, and Mr. Timothy P. Halter who submitted his resignation on the closing of the share exchange transaction, to be effective 10 days after the mailing to our stockholders of the Information Statement are our directors and we currently do not have any independent directors.  In the future, we may appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We can provide no assurance that we will comply with all of the requirements imposed thereby.  There can be no assurance that we will receive a positive attestation from our independent auditors.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time.  This could either benefit or damage our operations and profitability.  Some of the things that could have this effect are:

•

Level of government involvement in the economy;

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Control of foreign exchange;

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Methods of allocating resources;

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Balance of payments position;

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International trade restrictions; and

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International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways.  For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.  In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.  As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities.  The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the Registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries.  However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated.  For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed.  Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with the share exchange transaction, the share exchange transaction may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006.  On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.  It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation.  Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for the share exchange transaction, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the share exchange transaction.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders.  These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading China-based float glass manufacturer.  We have been manufacturing glass products from our production facility in Fuxin City, Liaoning Province, China since 2002 and sell our products to end users in China, Asia, Europe, South America and South Africa. Our product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products.  Our glass products are mostly used in a variety of end products, such as automobiles, commercial and residential buildings, construction materials, furniture and display cases, lighting fixtures and decorative glass artwork, bath fixtures electrical household appliances, such as refrigerators and microwave ovens.   Our glass and glass products are manufactured in a broad range of specifications and marketed primarily under the “Golden Elephant” brand name.  In 2006, we ranked second in the Northeast China glass market based on sales revenues and production capacity according to a report issued by China Construction Products Quality Supervision Association.

We sell our products directly, and indirectly through a broad distributor network, to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods and we are increasingly exporting our products to the international market.  Our primary focus has been to increase sales of our float glass, ultra-clear glass, colored float glass and high grade, glass processed products.

As of December 31, 2007, we had 436 employees working at our two manufacturing facility, one of which is a high grade float glass production line and the second of which is a colored float glass production line.  Daily melting capacity of these manufacturing lines is approximately 800 tons.

Because our recent operations have been limited to the operations of Dollar Come and its subsidiaries, the discussion below of our performance is based upon the audited financial statements of Dollar Come for the years ended December 31, 2007 and 2006 which are included elsewhere in this Report.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Recovery of the glass industry in China.   Over the past 20 years, global glass demand in most modern countries has grown more quickly than GDP.  Since 2005, demand for glass in China has been outpaced by supply, resulting in a slowdown in growth in the industry.  The slowdown largely resulted from government regulations constraining growth, environmental problems and costly raw materials and high fuel expenses.  We believe that there is currently a resurgence in demand in the glass industry, primarily due to increased automobile production and construction activity in China, which will offset any negative macro-economic conditions in the industry thereby creating a favorable environment for the manufacture and sale of our glass products.

Increasing demand for specialty glass products.    Another important trend that positively affects our financial condition is the increasing demand by architects and participants in the automotive industry for high-end, value-added glass products using ultra-clear glass and ultra-thin glass.  We believe that we can capitalize on this trend as we have the current capacity to manufacture specialty glass.

Fluctuations in raw material and production costs.    Our operations require substantial amounts of a variety of raw materials and components, particularly silica sand, soda ash and dolomite/limestone, which can be costly and are susceptible to fluctuations in price and availability.  Fuel and energy costs, which account for over 40% of total production costs, have likewise shown price and supply volatility in recent years.  Any significant increases in the prices of our raw materials and/or fuel and energy requirements can have a direct and negative impact on our gross margin.  We attempt to offset disadvantageous price fluctuations in raw materials by sourcing large quantities to achieve economies of scale, entering into long term supply agreements and by attempting to develop alternative raw material and energy substitutes, such as our proprietary 520 Fuel Serum.  Ultimately, we may need to raise the price of our products in order to recover higher raw material and fuel energy costs so that we can maintain our profit margin.

Increase in exports.    We plan to expand sales of our products to foreign markets.  In 2007, we exported our glass and glass products to South Africa, France, Spain, Eastern Europe and Korea.  Our sales to foreign customers reached $2.7 million, or approximately 5.6% of our total sales revenue and we believe this is a growth area for future operations.

Taxation

United States

Nevstar Corporation is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as Nevstar had no taxable income for 2007.

British Virgin Islands

Dollar Come Investments, Limited was incorporated in the British Virgin Islands, or BVI, and, under the current laws of the BVI, are not subject to income taxes.

PRC

Before the implementation of the enterprise income tax (“EIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax.  On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“EIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the EIT Law gives the FIEs established before March 16, 2007 (“Old FIEs”), such as our subsidiary Fuxin Hengrui and Fuxin Xianheng, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to a EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, Fuxin Hengrui and Fuxin Xianheng was entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of Fuxin Hengrui commenced in 2004. Accordingly, Fuxin Hengrui is entitled to a 50% reduction on EIT tax rate of 12.5% for 2008 and will be subject to an EIT rate of 25% from 2009.  Our subsidiary Fuxin Xianheng’s tax holiday commenced in 2008, therefore, Fuxin Xianheng is exempted from EIT in 2008 and 2009 and will be subject to a reduced EIT rate of 12.5% from 2010 to 2012.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

(All amounts, other than percentages, in thousands of U.S. dollars)

Item	Year Ended December 31, 2007		Year Ended December 31, 2006
	In Thousands	As a percentage of net revenues	In Thousands	As a percentage of net revenues
Sales revenue	$48,129	100%	$30,245	100%
Cost of sales	36,757	76.4%	31,727	104.9%

Gross profit （loss）	11,372	23.6%	(1,482)	(4.9%)

Operating expenses
Administrative expenses	2,502	5.2%	1,672	5.5%
Selling expenses	682	1.4%	742	2.5%
Total operating expenses	3,184	6.6%	2,414	8.0%

Income (loss) before income taxes	7,439	15.5%	(4,101)	(13.6%)
Income taxes	580	1.2%	(12)	0%
Minority interests	0	0	443	1.5%

Net income (loss)	6,859	14,3%	(3,646)	(12.1%)

Comparison of 2007 and 2006

Sales Revenue.    Our sales revenue is generated from sales of our float glass products and increasingly from our specialty float glass products.  Sales revenue increased $17.9 million, or 59.1%, to $48.1 million in 2007 from $30.2 million in 2006. This increase was mainly attributable to the growing market recognition of our brand “Golden Elephant,” stabilized sales prices for flat sheet glass, and sales of more specialized products such as high value-added ultra-white glass.  We started to produce ultra-white glass in 2007 and believe we are only the second company in China that is capable of manufacturing ultra-white glass.

Cost of Sales.    Our cost of sales is primarily comprised of the costs of our raw materials, components, labor and overhead.  Our cost of sales increased $5.1 million, or 15.9%, to $36.8 million in 2007 from $31.7 million in 2006.  This increase was mainly due to increased sales volume and higher costs for ultra-white glass than those of ordinary glass.   As a percentage of sales revenue, the cost of goods sold decreased to 76.4% in 2007 from 104.9% in 2006.  The decrease was attributable to stabilized sales price for ordinary sheet glass and the decline of cost-driving effects of high value-added ultra-white glass.

Gross Profit.    Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased $12.9 million, or 867.3%, to $11.4 million in 2007 from a loss of $1.5 million in 2006.  Gross profit as a percentage of sales revenue was 23.6% in 2007, as compared to a loss  of 4.9%in 2006.  Such percentage increase was mainly due to stabilized sales price for ordinary sheet glass and the decline of cost-driving effects of high value-added ultra-white glass.

Administrative Expenses.    Our administrative expenses consist of the costs associated with staff and support personnel who manage our business activities and professional fees paid to third parties. Our administrative expenses increased $0.8 million, or 49.6%, to $2.5 million in 2007 from $1.7 million in 2006.  As a percentage of sales revenue, administrative expenses decreased to 5.2% in 2007, as compared to 5.5%in 2006.  This percentage decrease was primarily attributable to the fact that the profit increase was higher and faster than the increase in the administrative expenses.

Selling Expenses.    Our selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales related costs. Our selling expenses decreased $60,088, or 8.1%, to $681,689 in 2007 from $741,777 in 2006.  As a percentage of sales revenue, selling expenses decreased to 1.4% in 2007, as compared to 2.5% in 2006.  This percentage decrease was primarily attributable to the fact that our profit increase was higher and faster than the increase in our selling expenses.

Total Expenses.    Our total expenses increased $0.8 million, or 31.9%, to $3.2 million in 2007 from $2.4 million in 2006.  As a percentage of sales revenue, total expenses decreased to 6.6% in 2007, as compared to 8.0% in 2006.  This percentage decrease was primarily attributable to the profit increase was higher and faster than the increase in the expenses.

Income before Income Taxes and Minority Interests.    Income before income taxes and minority interests  increased $11.5 million, or 281.4%, to $7.4 million in 2007 from a loss before income taxes of $4.1 million in 2006.  Income before income taxes as a percentage of sales revenue increased to 15.5% in 2007, as compared to a loss of 13.6% in 2006 due to the factors described above.

Income Taxes.    Our income taxes increased to $580,145 in 2007 from $11,748 in 2006 due to the increase of income before incomes taxes.

Minority Interests.    Our financial statements reflect an adjustment to our consolidated group net income equal to $443,540 in 2006, reflecting the minority interests held by third parties in our subsidiary Fuxin Hengrui.  We acquired 100% ownership in Fuxin Hengrui on January 1, 2007, as a result, we had no such adjustment in 2007.

Net Income.    Our net income increased $10.5 million, or 288.2%, to $6.9 million in 2007 from a net loss of $3.6 million in 2006, as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2007, we had cash and cash equivalents of $62,660 and restricted cash of $1.3 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow

(All amounts in thousands of U.S. dollars)

	Year Ended
	December 31,
	2007	2006
Net cash provided by (used in) operating activities	$1,006	$(3,356)
Net cash (used in) investing activities	(1,796)	(1,973)
Net cash provided by financing activities	307	5,763
Effect of foreign currency translation on cash and cash equivalents	17	12
Net (decrease) increase in cash and cash equivalent	(466)	446

Operating Activities

Net cash provided by operating activities was $1.0 million in 2007, as compared to $3.4 million net cash used in operating activities for the same period in 2006. In 2006, our net cash provided by operating activities was low as a result of increased costs for main raw materials, lowered gross margin and an injection of $0.87 million to research and development for high value-added ultra-white glass.    In 2007, profits from ultra-white glass amounted to 30.9% of the gross profit.  Net cash increased as a result of the rising price for simple glass, higher gross margin, improved operations and better cash flow.

Investing Activities

Net cash used in investing activities was $1.8 million in 2007, as compared to $2.0 million net cash used in investing activities in 2006. The change was mainly due to decrease in fixed assets investment and restricted cash.

Financing Activities

Net cash provided by financing activities was $306,598 in 2007, as compared to $5.8 million net cash provided by financing activities in 2006. The change was mainly due to repayment of  bank loans.

As of December 31, 2007, the amount, maturity date and term of each of our bank loans are as follows:

(All amount in millions of U.S. dollars)

Banks	Amounts	Maturity Date	Duration
China CITIC Bank, Shenyang Branch	2.5	November 26, 2008	1 year
China Construction Bank, Fuxin Branch	4.4	March 26, 2008	1 year
Shanghai Pudong Development Bank, Shenyang Branch	4.1	May 1, 2008	1 year
China Construction Bank, Fuxin Branch	2.7	May 22, 2008	6 months
China Construction Bank, Fuxin Branch (Trust-Receipt Loan)	0.2	January 19, 2008	90 days
Shenzhen Development Bank, Dalian Branch	0.7	April 17, 2008	4 months
Total	14.6

We believe that we maintain good relationships with the various banks we deal with and our current available working capital, after receiving the aggregate proceeds from our planned capital raising activities and bank loans referenced above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations under Material Contracts

Below is a table setting forth our material contractual obligations as of December 31, 2007:

(All amounts in thousands of U.S. dollars)

	Total	Less than 1 year	2-5 years	More than 5 years
Long term debt obligations	$-	$-	$-	$-
Capital commitment	-	-	-	-
Operating lease obligations	3,028	395	1,580	1,053
Purchase obligations	-	-	-	-
Total	3,028	395	1,580	1,053

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed.  Pursuant to the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subjected to an annual impairment test which occurs in the fourth quarter of each fiscal year.

Goodwill will be written down only when and if impairment is identified and measured, based on future events and conditions.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other receivables.  All of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to other receivables and trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and other receivables which maintains an allowance for doubtful accounts of trade receivables and other receivables.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  Almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in US dollars.

Restricted Cash

Deposits in banks pledged as securities for bills payable that are restricted in use are classified as restricted cash under current assets.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 10% of gross amount of trade receivables and other receivables due over 6-12 months, 25% gross amount of trade receivables and other receivables due over 1-2 years and 50% of gross amount of trade receivables and other receivables due over 2-3 years and 100% of gross amount of trade receivables and other receivables due over 3 years.  Additional specific provision is made against trade receivables aged less than 6 months to the extent which they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, the Company establishes a general provision to make a 50% provision for inventories aged over 1 year.  As of  December 31,2007 and 2006, no general provision for inventories was provided.

Historically, the actual net realizable value is close to the management estimation.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	1.9%	5%
Plant and machinery	9.5%	5%
Motor vehicles	11.875%	5%
Office equipment	19%	5%
Tools	9.5%	5%
Leasehold improvements	12.5%	Nil

Construction in progress mainly represents expenditures in respect of the Company’s warehouses and factories under construction.  All direct costs relating to the acquisition or construction of the Company’s warehouses and factories are capitalized as construction in progress.  No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Significant improvements and renewals that extend the useful life of the asset are capitalized.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use right

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144 and Accounting Principles Board (“APB”) Opinion 18, Equity Method of Accounting for Investments in Common Stock, respectively.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lives assets and investment in an affiliate in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, the Company has no identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer, the sales price is fixed or determinable and collection is reasonably assured.

Government grant

Government grant income represents the cash receipt from the relevant government authorities for technical development.  Government grant is recognized as income at the time when the approval documents are obtained from the relevant government authorities and when they are received.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect at December 31,2007and 2006 were RMB1for $0.1371and $0.1282 respectively. There  is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet  date.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, dividend payable, trade, bills and other payables approximate their fair values due to the short-term maturity of such instruments.  The carrying amounts of bank borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is exposed to this risk arising from import purchase transactions and recognized trade payables as they will affect the future operating results of the Company.  The Company did not have any hedging transactions during the reporting periods.  As the functional currency of the Company is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Recently issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The  Company has adopted FIN 48 effective from January 1,2007and considers that it has no material impact on these consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the 2008 fiscal year. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 159 will have on our financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations.” SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our Company’s  business is seasonal,  with the highest proportion of sales and operating income being generated in the second and third quarters of each year, with lesser sales and operating income being generated in the first and fourth quarters of each year.  Our working capital requirements fluctuate during the year, increasing substantially  during the first and fourth quarters as a result of lower demand for glass products due to the curtailment of construction works in winter season.

DESCRIPTION OF PROPERTY

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 134,318.5 square meters of land located in the Glass Industrial Park at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. We also have 21 properties located at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. The land use rights will expire on September 18, 2052. We have placed mortgages on the land and 19 properties to secure certain bank loans for an amount up to approximately $8.3 million.

We also lease land use right for 108,068 square meters and 42 properties (aggregated surface of 22,470.22 square meters) from Fuxin Guangya Flat Glass Co. Ltd.

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Nevstar Corporation, 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, People’s Republic of China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Lihui Song (3)	Chairman, CEO and President	Common stock $0.01 par value	15,438,612	61.75%
Qiang Hao	Chief Financial Officer	Common stock $0.01 par value	0	0
Timothy P. Halter (4) 12890 Hill Top Road Argyle, TX 76226	Director	Common Stock $0.01 par value	1,066,511	4.27%
All officers and directors as a group (3 persons named above)		Common stock $.01 par value	16,505,123	66.02%
5% Securities Holder
Money Victory Limited		Common stock $0.01 par value	15,438,612	61.75%
Lin Tan(5)		Common stock $0.01 par value	15,438,612	61.75%
Win-Win Global Investments Inc.		Common stock $0.01 par value	7,125,531	28.5%
Yan Tan(6)		Common stock $0.01 par value	5,700,410	22.8%
Hong Tan (7)		Common stock $0.01 par value	1,425,103	5.7%

1.  Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2.  As of March 31, 2008, a total of 25,001,800 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).

3.  Our Chairman, CEO and President, Mr. Lihui Song, is married to Ms. Lin Tan, who beneficially owns 61.75% of our stock.   The foregoing table includes 15,438,612 shares held by Money Victory Limited, a BVI corporation wholly owned by Ms. Tan. Mr. Song disclaims beneficial ownership of our common stock held by Money Victory Limited except to the extent of his pecuniary interest therein.

4.  Includes 1,066,511 shares held by Halter Financial Investments, L.P. ("HFI"). HFI is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company ("HFI GP"), is the sole general partner.  The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC, a Texas limited liability company ("TPH GP"), is the general partner and Timothy P. Halter is the sole member of TPH GP; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC, a Texas limited liability company ("Bellfield LLC"), is the sole general partner and David Brigante is the sole member of Bellfield LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC, a Texas limited liability company ("Colhurst LLC"), is the general partner and George L. Diamond is the sole member of Colhurst LLC; and (iv) Rivergreen Capital, LLC, a Texas limited liability company ("Rivergreen LLC"), of which Marat Rosenberg is the sole member.  As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

5.  Includes 15,438,612 shares held by Money Victory Limited, a BVI corporation wholly owned by Lin Tan.

6.  Includes 5,700,410 shares held by Win-Win Global Investments, Inc., a BVI corporation, for which Ms. Yan Tan is deemed to be the 80% beneficial owner.

7.  Includes 1,425,103 shares held by Win-Win Global Investments, Inc., a BVI corporation, for which Ms. Hong Tan is deemed to be the 20% beneficial owner.

Changes in Control

Except as described herein, there are currently no arrangements which may result in a change in control of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Lihui Song	46	Chairman, President and CEO

Qiang Hao	39	Chief Financial Officer, Treasurer and Secretary

Tim Halter	41	Director

______________________________

Lihui Song (CEO)

Mr. Song has been our Chief Executive Officer, President and Chairman of our board since March 31, 2008. From 2004 to July 2007, Mr. Song served as the Chairman of Fuxin Hengrui. Since December 28, 2005, he has served as the Chief Executive Officer at Fuxin Hengrui. In 2006, he was the Chairman and CEO of Hong Kong Dollar Come Investment Limited, the holding company of Fuxin Hengrui.  In 2002, he established Fuxin Guangya High Technology Co. Ltd, the predecessor of Fuxin Hengrui, and served as its Chairman and General Manager.  During his tenure, Mr. Song established a 500-ton float glass production line with an investment of RMB230 million.  From 1984 to 2002, Mr. Song was working for Fuxin Glass Company as assistant engineer, engineer, senior engineer, deputy manager, and manager.  He was named “Young Expert Contributing to Local Development” by Fuxin City.  Mr. Song earned his Bachelor’s Degree in silicate material from Liaoning Light Industry Institute in 1984.

Qiang Hao (CFO)

Mr. Hao has been our Chief Financial Officer, treasurer and secretary since March 31, 2008. He has been Chief Financial Officer of Fuxin Hengrui since December 2005.  Mr. Hao has 15 years of accounting experience. He obtained his mid-level accounting certificate in 1994, tax accountant certificate in 1998, advanced accounting certificate in 2001. He has been a CPA since 2000.  Mr. Hao has extensive experience in accounting and auditing. Mr. Hao earned his Bachelor’s Degree in accounting from Dongbei University of Finance and Economics in 1992.

Timothy Halter (Director)

Mr. Halter has been our Chairman of the Broad of Directors, President, Chief Financial Officer and Secretary since October 2005. On March 31, 2008, Mr. Halter resigned from all offices he held with us. On the same date, Mr. Halter submitted his resignation as our director, which will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act. Since 1995, Mr. Halter has been the President and the sole stockholder of Halter Financial Group, Inc., a Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. He currently serves as a director of DXP Enterprise, Inc., a public corporation (Nasdaq: DXPE), an officer and director of RTO Holdings, Inc., a Nevada Corporation, and an officer and director of Robcor Properties, Inc., a Florida corporation.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)
Lihui Song, Chairman, President and CEO (1)	2007	50,767	50,767
	2006	46,152	46,152
Tim Halter, Chairman, President and CEO (2)	2007	-	-
	2006	-	-

(1)

On March 31 2008, Nevstar Corporation acquired Dollar Come in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Song became the Chief Executive Officer, President and Chairman of Nevstar Corporation. Prior to the effective date of the reverse acquisition, Mr. Song served at Fuxin Hengrui as the Chief Executive Officer. The annual, long term and other compensation shown in this table include the amount Mr. Song received from Fuxin Hengrui prior to the consummation of the reverse acquisition of Dollar Come by Nevstar Corporation.

 (2)

Timothy P. Halter tendered his resignation to Nevstar upon the closing of the reverse acquisition of Dollar Come on March 31, 2008. Mr. Halter resigned from all offices he held with Nevstar on March 31, 2008 and his resignation from his position as our director will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act, which is expected to be on or about April 10, 2008

Employment Agreements

Our subsidiary Fuxin Hengrui has an employment agreement with Lihui Song, our CEO and President, which became effective as of December 28, 2005. Mr. Song is an employee-at-will.

Director Compensation

During the 2007 fiscal year, we did not pay our directors any compensation for their services as our directors.  In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings.  We do reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, we did not have a standing compensation committee.  Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Limitation of Liability and Indemnification

Our Articles of Incorporation states that no director shall be liable to the company or any of its stockholders for monetary damages for acts or omissions by the director in his or her capacity as a director to the fullest extent permitted under Nevada law, except generally with respect to (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law, or (iv) a transaction from which the director derived an improper personal benefit.  In addition, our Articles of Incorporation and by-laws provides that we indemnify, to the fullest extent permitted by Nevada law, each person that such law grants us the power to indemnify.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with related persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

38

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

In 2007, Fuxin Hengrui made five purchases of coal water mixture from its subsidiary, Fuxin Tianyuan with a total amount of $2.3 million.  In 2007, Fuxin Hengrui received $39,501 for rent from Fuxin Tianyuan.  The rent was estimated based on market value.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”  For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy.  A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification.  Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders.  In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•

the risks, costs and benefits to us;

•

the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•

the terms of the transaction;

•

the availability of other sources for comparable services or products; and

•

the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Composition and Committees

Our board of directors is currently composed of two members, Mr. Lihui Song, who is also our Chief Executive Officer, and Mr. Timothy P. Halter who submitted his resignation from the board of directors effective on the 10th day after the mailing of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.

All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

After the reverse acquisition, our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will replace our prior code of ethics that applied only to our principal executive officer, principal financial officer, principal accounting officer or controller and any person who performed similar functions, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “NVSC.OB.”

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2008
1st Quarter (through March 26)	$1.25	$1.25

Year Ended December 31, 2007
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	$1.25	$1.25

Year Ended December 31, 2006
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	$0.15	$0.15

Year Ended December 31, 2005
3rd Quarter	N/A	N/A
4th Quarter	N/A	N/A

__________________
(1) The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.  The closing price of our common stock on March 26, 2008 was $1.25 per share.

Approximate Number of Holders of Our Common Stock

As of March 26, 2008, there were approximately 669 stockholders of record of our common stock, as reported by our transfer agent.  In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES;

USE OF PROCEEDS FROM REGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that elections for directors shall be by a majority of votes.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued,  fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series,  may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of  directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable  flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco TX 75034.  Their phone number is (469) 633-0100.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, to the extent permitted by Nevada law.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

On March 31, 2008, we issued 23,751,710 shares of our common stock to stockholders of Dollar Come in exchange for all the issued and outstanding capital stock of Dollar Come.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the stockholders of Dollar Come was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder, and Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

ITEM 4.01    CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On March 31, 2008, concurrent with the share exchange transaction, our board of directors recommended and approved the dismissal of Rose, Snyder & Jacobs (“Rose”) as our independent auditor, effective upon the filing of the consummation of the share exchange transaction.

Rose’s reports on our financial statements as of and for the fiscal years ended June 30, 2006 and June 30, 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended June 30, 2007 contained a going concern qualification as to the ability of us to continue.

During our two most recent fiscal years ended 2006 and 2007 and during the subsequent interim period through the date of this report, there were (1) no disagreements with Rose on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rose, would have caused Rose to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Rose as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Fuxin Hengrui with PKF Hong Kong, Certified Public Accounts and appointed PKF Hong Kong, Certified Public Accounts as our independent registered public accounting firm.

During the fiscal years ended 2006 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted PKF Hong Kong, Certified Public Accounts with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that PKF Hong Kong, Certified Public Accounts concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Rose with a copy of this disclosure on March 31, 2008, providing Rose with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree.

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the share exchange with Dollar Come, the former stockholders of Dollar Come own 95% of the total outstanding shares of our capital stock and 95% total voting power of all our outstanding voting securities.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the closing of the reverse acquisition on March 31, 2008, Timothy Halter, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices of that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of the Information Statement to our stockholders, which will be mailed out on or about March 31, 2008.  The resignation of Mr. Halter is not in connection with any known disagreement with us on any matter.

Lihui Song was appointed to our board of directors effective as of the closing of the share exchange transaction on March 31, 2008.

A copy of this report has been provided to Mr. Halter.  Mr. Halter has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree.  No such letter has been received by us.

Also on March 31, 2008, in connection with the closing of the reverse acquisition, Lihui Song was appointed as our Chairman and Chief Executive Officer, and Qiang Hao was appointed as our Chief Financial Officer, Secretary and Treasurer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03    AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On March 31, 2008, our board of directors approved a change in our fiscal year end from June 30 to December 31 which is the fiscal year end of Dollar Come.  This change is being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

ITEM 5.06    CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

Exhibit Number	Description

99.1	Audited Financial Statement of Dollar Come for fiscal years ended December 31, 2007 and 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nevstar Corporation

Date: May 28, 2008

/s/ Lihui Song
Lihui Song
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Audited Financial Statement of Dollar Come for fiscal years ended December 31, 2007 and 2006.